As filed with the Securities and Exchange Commission on July 30, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
The Securities Act of 1933

SPEEDFAM-IPEC, INC.

(Exact name of Registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	36-2421613 (I.R.S. Employer Identification Number)

305 North 54th Street
Chandler, Arizona 85226
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
STAND-ALONE OPTION AGREEMENT
OF SPEEDFAM-IPEC, INC.
(Full title of the Plans)
J. Michael Dodson
Secretary and Chief Financial Officer
SpeedFam-IPEC, Inc.

305 North 54th Street
Chandler, Arizona 85226

(480) 705-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Neil Wolff
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities to	to be	Price	Offering	Registration
be Registered	Registered	Per Share (1)	Price	Fee

Stand-Alone Stock Option Agreement:

Common Stock, no par value	360,000	$3.10	$1,116,000	$279

			Total:	$279

(1)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee based on the price of $3.10 per share, which was the average of the high and low price per share of the Common Stock as reported on the Nasdaq National Market on July 27, 2001.

PART II
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS
EX-4.1
EX-5.1
EX-23.1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents and information previously filed with the Securities and Exchange Commission by SpeedFam-IPEC, Inc. (“SpeedFam-IPEC” or “Company”) are hereby incorporated by reference in this Registration Statement:

     (a)  The Company’s Annual Report on Form 10-K dated August 10, 2000 (File No. 0-26784).

     (b)  The Company’s Quarterly Report on Form 10-Q dated April 6, 2001 (File No. 000-26784).

     (c)  The Company’s Quarterly Report on Form 10-Q dated January 3, 2001 (File No. 000-26784).

     (d)  The Company’s Quarterly Report on Form 10-Q dated October 17, 2000 (File No. 000-26784).

     (e)  The description of the Company’s Common Stock which is contained in the Company’s Amendment No. 1 to Joint Proxy/Registration Statement on Form S-4 (Registration No. 333-71897) filed with the Commission on March 9, 1999.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

     The Company undertakes to provide without charge to each person to whom a copy of the prospectus relating to this Registration Statement has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in such prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to SpeedFam-IPEC, Inc., 305 North 54th Street, Chandler, Arizona 85226, Attention: Investor Relations (telephone: 602-705-2100).

Item 6. Indemnification of Directors and Officers.

     Section 8.75 of the Illinois Business Corporation Act of 1983, as amended (the “BCA”), sets forth the conditions and limitations governing the indemnification of officers, directors, and other persons.

     Reference is made to Article X of SpeedFam-IPEC’s bylaws which provides for indemnification of directors, officers, employees or agents of SpeedFam-IPEC to the full extent permitted by the above-mentioned section of the BCA.

     Section 8.75(g) of the BCA and Article X, Section(g) of the bylaws also authorize SpeedFam-IPEC to purchase and maintain insurance on behalf of any director, officer, employee or agent of SpeedFam-IPEC against any liability asserted against or incurred by them in such capacity arising out of their status as such whether or not SpeedFam-IPEC would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of the BCA or the bylaws. SpeedFam-IPEC currently maintains a directors’ and officers’ liability policy in the amount of $20 million.

Item 8. Exhibits.

4.1 Stand-Alone Option Agreement

5.1 Opinion of counsel as to legality of securities being registered.

23.1 Consent of KPMG LLP.

23.2 Consent of counsel (contained in Exhibit 5.1).

24.1 Power of Attorney (see page II-4).

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona on July 30, 2001.

SPEEDFAM-IPEC, INC

By:	/s/ J. Michael Dodson J. Michael Dodson Chief Financial Officer and Secretary (Principal Financial Officer) July 30, 2001

By:	/s/ G. Michael Latta G. Michael Latta Corporate Controller (Principal Accounting Officer) July 30, 2001

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Faubert, J. Michael Dodson and G. Michael Latta, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Richard J. Faubert Richard J. Faubert	Chief Executive Officer and Director (Principal Executive Officer)	July 30, 2001

/s/ J. Michael Dodson J. Michael Dodson	Chief Financial Officer and Secretary (Principal Financial Officer)	July 30, 2001

/s/ G. Michael Latta G. Michael Latta	Corporate Controller (Principal Accounting Officer)	July 30, 2001

SIGNATURE	TITLE	DATE

/s/ Peter Simone Peter Simone	Chairman of the Board	July 30, 2001

/s/ James N. Farley James N. Farley	Director	July 30, 2001

/s/ Sanjeev R. Chitre Sanjeev R. Chitre	Director	July 30, 2001

/s/ Neil R. Bonke Neil R. Bonke	Director	July 30, 2001

/s/ Richard S. Hill Richard S. Hill	Director	July 30, 2001

/s/ Kenneth Levy Kenneth Levy	Director	July 30, 2001

/s/ Makoto Kouzuma Makoto Kouzuma	Director	July 30, 2001

/s/ Carl Neun Carl Neun	Director	July 30, 2001

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

4.1	Stand-Alone Option Agreement

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see page II-4)